Exhibit 99.1

                                        AB Mendez
Investor Relations
                                         210-220-5234
                                         or
                                         Bill Day
                                        Media Relations
                                         210-220-5427

FOR IMMEDIATE RELEASE

CULLEN/FROST BANKERS ANNOUNCES ELECTION
OF JACK WILLOME TO BOARD OF DIRECTORS

SAN ANTONIO, Jan. 25, 2023 – The board of directors of Cullen/Frost Bankers, Inc. (NYSE: CFR) announced that Jack Willome has been elected to the board. He has joined three board committees: Corporate Governance and Nominating; Compensation and Benefits; and Risk.

“Jack may be a new addition to the board, but he isn’t new to Frost,” said Phil Green, Cullen/Frost Chairman and CEO. “He has worked with our teams as a consultant for many years, and he was instrumental in helping Frost produce its Frost Philosophy in written form, known as the blue book. Having literally written our philosophy, he is a great match for the board.”

Willome is retired from Ellison Industries, a leading homebuilder in San Antonio. Willome joined Ellison in 1972, served as the company’s chief financial officer from 1975-78 and was president from 1979 until the company’s sale in 1996. Following his retirement, Willome became a business consultant and facilitator, helping numerous organizations, families and individuals develop their strategic focus.

Willome also is a director at James Avery Craftsman Inc. and has served on numerous other company and nonprofit boards of directors, including Texas Commerce Bank-San Antonio, Guaranty Federal Bank, GPM Life Insurance and the University of Texas Health Science Center’s Center for Medical Humanities and Ethics. He is a graduate of the University of Kansas with a Bachelor in Business Administration degree.

About Frost:
Frost is the banking, investments and insurance subsidiary of Cullen/Frost Bankers, Inc. (NYSE: CFR), a financial holding company with $52.9 billion in assets at Sept. 30, 2022. One of the 50 largest U.S. banks by asset size, Frost provides a full range of banking, investments and insurance services to businesses and individuals in the Austin, Corpus Christi, Dallas, Fort Worth, Houston, Permian Basin, Rio Grande Valley and San Antonio regions. Founded in 1868, Frost has helped Texans with their financial needs during three centuries. For more information, visit www.frostbank.com.